UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2022

Trinseo PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36473	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

440 East Swedesford Road, Suite 301,

Wayne, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 240-3200

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on which registered
Ordinary Shares, par value $0.01 per share	TSE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05 Costs Associated with Exit or Disposal Activities.

On December 13, 2022, the management team of Trinseo PLC (the “Company”), upon authorization from the Company’s Board of Directors, approved an asset restructuring plan (the “Restructuring Plan”) designed to reduce costs, improve profitability, reduce exposure to cyclical markets and elevated natural gas prices, and address market overcapacity. The Restructuring Plan includes closure of certain underperforming or uncompetitive plants and product lines, including (i) closure of manufacturing operations at the Company’s styrene production facility in Boehlen, Germany, (ii) closure of one of its production lines at its Stade, Germany polycarbonate plant, (iii) closure of its PMMA sheet manufacturing site in Matamoros, Mexico (iv) reduction of SB latex capacity at its Hamina, Finland plant.

The Restructuring Plan is expected to be substantially completed by the end of 2024. The Company expects to incur total restructuring charges in connection with the Restructuring Plan ranging from approximately $79 million to $89 million. The total charges will consist of approximately $35 million to $45 million related to decommissioning and demolition costs; approximately $25 million to $29 million of contract terminations and other costs; approximately $9 million to $11 million of severance benefits to affected employees; and approximately $4 million to $8 million of asset-related charges, primarily for accelerated depreciation. Of these charges, approximately $55 million to $61 million are expected to be incurred in the fourth quarter of 2022, with the majority of the remainder expected to be incurred through 2024. The cash amount of these charges, primarily related to decommissioning and demolition costs, as well as severance benefits to affected employees and contract termination costs, is expected to be approximately $67 million to $77 million with substantially all charges expected to be incurred through 2024. However, the actual timing and costs of the Restructuring Plan may differ from the Company’s current expectations and estimates and such differences may be material. These charges are subject to ongoing negotiations with works councils, industrial associations and government authorities.

ITEM 8.01 Other Items.

On November 29, 2022, the European Commission issued a final decision in its previously-announced investigation of styrene purchasing practices in Europe, which investigation commenced in 2018. The decision imposed a fine on the Company in the amount of €32.6 million, which amount was in line with the Company’s previously recorded liability. The Company submitted final payment of the fine in December 2022.

Cautionary Note on Forward-Looking Statements

This Current Report may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions, its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement asset restructuring initiatives, reduce operating costs, lower capital expenditures, and successfully implement proposed asset restructuring initiatives, including the closure of certain plants and product lines, and the reduction of production capacity; our ability to successfully execute our transformation strategy and business strategy; our ability to integrate acquired businesses; global supply chain volatility and increased costs or disruption in the supply of raw materials; increased energy costs or costs for transportation of our products; the nature of investment opportunities presented to the Company from time to time; the outcome of the European Commission’s request for information; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —”Risk Factors” and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, the Company’s actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this Current Report are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ITEM 9.01	Exhibits.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINSEO PLC

	By:	/s/ David Stasse
	Name:	David Stasse
	Title:	Executive Vice President and Chief Financial Officer

Date: December 19, 2022